Exhibit 4.3

Secretary•f State Corporate Division 255 Capitol 'Street NE, Suite 151 Salem, OR 97310-1327 Phone:(503) P86-2200 Fax: (503)376.4381 www.sos. state.or.us/corporation/corphp.htm	Registry Number: 170073-86 Type: DOMESTIC BUSINESS CORPORATION

WIFI WIRELESS, INC.
MARK DESOMER
1014SW 90TH AVE
TIGARD, OR 97223

Acknowledgment Letter

The document you submitted was recorded as shown below. Please review and verify the information listed for accuracy.

If you have any questions regarding this acknowledgement, contact the Secretary of State, Corporation Division at (503)986-2200. Please refer to the registration number listed above. A copy of the filed documentation may be ordered for fee of $.5.00. Submit your request to the address listed above or call (503)986-2317 with your Visa or MasterCard number.

Document
ARTICLES OF AMENDMENT
Filed On	Jurisdiction
06/03/2004	OREGON
Name
WIFI WIRELESS, INC.
•

Principal Place of	Registered Agent
Business 10140 SW	MARK DESOMER
90TH- AVE	10140 SW 90TH AVE
TIGARD OR 97223	TIGARD OR 97223

President	Secretary
MARK DESOMER	MARK DESOMER
10140 SW 90TH AVE	10140 SW 90TH AVE
TIGARD OR 97223	TIGARD OR 97223